Exhibit 99.1
COMMUNITY HEALTH SYSTEMS WITHDRAWS OFFER FOR TENET
FRANKLIN, Tenn. (May 9, 2011) — Community Health Systems, Inc. (NYSE: CYH) (“CHS”) today announced that it has withdrawn its offer to acquire all of the outstanding shares of common stock of Tenet Healthcare Corporation (NYSE: THC) for $7.25 per share in cash. CHS has also withdrawn its nominees for election to Tenet’s Board of Directors at Tenet’s 2011 annual meeting.
About Community Health Systems, Inc.
Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 133 hospitals in 29 states with an aggregate of approximately 19,500 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States.

Media Contacts:	Investor Contacts:
Tomi Galin	W. Larry Cash
VP — Corporate Communications	EVP & CFO
615-628-6607	615-465-7000

Lizbeth Schuler
VP — Investor Relations
615-465-7000
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